UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Vitesse Energy, Inc.
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Vitesse Energy, Inc. (“Vitesse”) expects to file a preliminary proxy statement with the Securities and Exchange Commission related to the proposed acquisition of Lucero Energy Corp. Vitesse expects to solicit proxies to obtain Vitesse stockholder approval for the issuance of stock in connection with the proposed transaction.

On December 16, 2024, Vitesse held a conference call to discuss the proposed transaction. A transcript of the call is included below:

Presenters
Ben Messier - Director of Investor Relations
Bob Gerrity - Chairman & CEO
Brian Cree - President
Jimmy Henderson - CFO

Q&A Participants
Jeff Grampp - Alliance Global Partners
John White - Roth Capital Partners
Noel Parks - Tuohy Brothers

Operator
Greetings and welcome to the Vitesse Energy's Conference Call to Discuss the Proposed Acquisition of Lucero Energy Corp. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. Please note this conference is being recorded.

I'd now like to turn the conference call over to Director of Investor Relations and Business Development at Vitesse, Ben Messier. Thank you. You may begin.

Ben Messier
Good morning and thank you for joining. Today we will be discussing the proposed acquisition of Lucero Energy Corp. by Vitesse. Our joint press release went out earlier today, and an investor presentation regarding the transaction can be found on the Vitesse website.

With me today are Bob Gerrity, Vitesse's Chairman and CEO, our President Brian Cree, and our CFO Jimmy Henderson. Before we begin, please be reminded that this call may contain estimates, projections, and other forward-looking statements. Please review the cautionary statements and safe harbor language in our presentation.

Now I will turn the call over to Vitesse's Chairman and CEO, Bob Gerrity.

Bob Gerrity
Thanks, Ben, and good morning, everyone. Thanks for joining on such short notice. I am pleased to announce that Vitesse has entered into a definitive agreement to acquire Lucero Energy Corp., which is the parent of PetroShale, a US entity that is focused exclusively on the Bakken play in North Dakota.

The acquisition of Lucero is a stock-for-stock deal. We want to extend a very warm welcome to the Lucero shareholders and employees, and we look forward to a long and prosperous relationship.

This is an important transaction for Vitesse that supports our strategy of delivering value through return of capital to our shareholders, primarily through the dividend. Any larger deal that we contemplate needs to be--make sense on the back of an envelope and meet our rigorous hurdles. The Lucero deal does just that.

Following closing, it is expected to be immediately accretive to key financial metrics and bolster the dividend, as both the dividend and coverage ratio are expected to increase following the closing, all while reducing our leverage. We expect to raise our dividend from $2.10 to $2.25 per share on an annualized basis following closing and subject to board approval.

Following the transaction, the Board of Directors will increase to nine members, with Gary Reaves and Bruce Chernoff joining our current Vitesse board. Both Gary and Bruce are experienced, successful oil and gas investors, and we are thrilled to add them to our team. Vitesse's leadership team will continue to serve in their respective capacities.

The transaction has been unanimously approved by both boards, and we expect the transaction to close by the second quarter of 2025. Additionally, we have put hedges in place to protect the economics of this deal. We are all very excited to welcome Lucero, and to this new chapter of Vitesse.

And with that, I'll now hand the call over to our President, Brian Cree.

Brian Cree
Good morning, everyone, and thanks, Bob. The Lucero team has put together an asset they should be proud of. The talent and hard work is apparent. This asset had approximately 6,400 barrels of oil equivalent per day of two-stream net production during the third quarter of 2024.

The transaction provides an operating leg to our strategy, allowing us additional control over our capital spending. The asset has more than 65 gross producing wells, 2 gross, 1.9 net, drilled uncompleted wells, and up to 50 gross, 25 net, remaining drilling locations in the core of the Bakken in McKenzie and Dunn Counties. These locations will compete for capital along with our non-operated asset base, and funds will be allocated to the highest rate of return projects.

As Bob mentioned this morning, we've finished hedging a significant portion of the commodity risk associated with this transaction through 2026 at a weighted average price of $67.10 per barrel, and have hedged a meaningful portion of our own production into 2026 at a weighted average price of $71.68 per barrel. This transaction creates a company that is stronger together with the asset base and financial resources to deliver strong results for years to come.

Thank you for your time, and now I'll turn the call over to our CFO, Jimmy Henderson.

Jimmy Henderson
Good morning, everyone, and thanks for joining. We also want to extend thanks to the Vitesse team, without who these kind of transactions would not be possible.

It's not often that an acquisition can have all the positive impacts immediately, like this transaction with Lucero. This all-stock transaction is expected to be immediately accretive to Vitesse's earnings, operating cash flow, free cash flow, and net asset value, all of which support our ability to increase the dividend.

Clearly, this deal checks all the boxes from a financial perspective. While not driving the economics, we do expect some synergies of around $3 million per year, primarily related to G&A. Equally important, the transaction is anticipated to reinforce and liquefy our balance sheet, and expected to reduce our net debt to adjusted EBITDA to around 0.3 times at close.

The Lucero asset has no borrowings against it currently, and Lucero has a net cash position of $56 million as of the end of the third quarter of 2024. Their reserves will increase our borrowing base at closing, and provides us, obviously, with additional dry powder to pursue more acquisitions and support our ability to pay our dividend.

From a corporate scale standpoint, this transaction does two things. First, our public float will increase by about 14% and our trading volume should follow suit. This provides Vitesse access to a broader investor universe.

Secondly, with Lucero shareholders owning about 20% of pro forma company and two owners having meaningful insider ownership, our alignment with our shareholder base will increase. With First Reserve and Bruce Chernoff adding to our board, our inside ownership increases to about 30%.

Building on the success that Lucero has created, along with Vitesse's asset base, we are well-positioned to provide sustainable long-term value.

With that, let me turn the call over to the operator for Q&A.

Operator
Thank you. We'll now be conducting a question and answer session. If you'd like to be placed into question queue, please press star-one on your telephone keypad. Once again, that's star-one to be placed into question queue.

Our first question is coming from Jeff Grampp from Alliance Global Partners. Your line is now live.

Jeff Grampp
Morning, guys. Congrats on the transaction.

Bob Gerrity
Thank you, Jeff.

Jeff Grampp
Maybe I'll start first on the dividend and the increase that comes along with this. Can you guys talk at a high level, I know it's still subject to board approval, but what was kind of the I guess rough math or thought process regarding what the right--you know, "right" dividend increase is in a transaction like this? Was this based on targeting a certain payout ratio or, you know, what other kind of assumptions or kind of variables do you guys take into consideration there? Thanks.

Jimmy Henderson
Hey, Jeff. Thanks. This is Jimmy. Yeah, as Bob mentioned, you know, we're--this transaction's really nice that it both allows us to increase our dividend and increases the coverage ratio so that we're in a really nice position.

And that's really what we're looking at, is how much--kind of keeping close to our advertised, you know, little over 1 times coverage ratio, try to return as much as we can out of our free cash flow to shareholders. But at the same time, strengthening it with this transaction is very helpful. That's primarily what we're looking at.

Jeff Grampp
Got it. Great. Thank you. And for my follow-up, obviously taking on an operated position is a bit different than what you guys have done historically, at least at Vitesse, although I think, you know, you guys have all operations backgrounds or experience. But can you talk about I guess getting comfortable with taking on an operated footprint, I guess both, you know, operationally, taking on an operations team, and then how you guys think it fits in more strategically at a high level, and how you guys think about managing an operated drilling program going forward?

Bob Gerrity
Yeah. Thanks, Jeff. And you're right, we all have deep experience in operations. So, our strategy is completely unchanged. Our strategy is to be a dividend payer, and everything that we do supports the dividend.

The--we call it around here that the operated piece just is another arrow in the quiver. It opens up some other potential acquisitions. We did a deep dive on Lucero's operations, and we think they're wonderful. So, we're thrilled to have them, you know, continue to operate. That team that is currently operating it will continue to operate it.

This will allow us an opportunity to control our CapEx. It also allows us to look at different packages. So, again, we do everything through the prism of strengthening and expanding our dividend, and this is just a perfect match for it.

Jeff Grampp
Great. Thanks for that. If I can sneak one more in--.

Bob Gerrity
--Sure--.

Jeff Grampp
--Does Vitesse have any current exposure to Lucero in the non-op program? Is it material or is it much or--if anything?

Brian Cree
We do not.

Jeff Grampp
Okay. Great. I'll let someone else hop on. Thanks, guys.

Bob Gerrity
Thanks, Jeff.

Operator
Thank you. As a reminder, that's star-one to be placed into question queue. Our next question is coming from John White from Roth Capital Partners. Your line is now live.

John White
Good morning, and congratulations on your transaction. It looks attractive.

Bob Gerrity
Thank you, John.

John White
Is all of the Lucero production operated by Lucero?

Brian Cree
About--a little--closer to about 95% of what we're acquiring is operated. There is a very small non-operated piece.

John White
Okay. Well, that's all I have, and I'll turn it back to the operator.

Operator
Thank you. The next question is coming from Noel Parks from Tuohy Brothers. Your line is now live.

Noel Parks
Hi. Good morning. Just had a few. Any significant infrastructure accompanying the transaction?

Jimmy Henderson
No, Noel. It's all just oil and gas assets, and really no gathering systems or any kind of infrastructure like that.

Noel Parks
Okay. Good deal. And can you talk a little bit about just recent drilling and development? I guess the couple of things I was thinking about were what their decline rate might look like. And also, the--based on sort of what their development history looks like, any re-frac opportunities that they bring to the table?

Brian Cree
Yeah. So, they drilled four wells during 2024 that they brought online. They drilled a couple other wells, 1.9 net wells, that, as I mentioned, are currently DUCs. And we'll look at completing those at some point in time in 2025.

And we will absolutely do an analysis of all of their properties from a re-frac standpoint because, as you've heard us say in the past, we believe that re-frac is something that is going to be very active in the Bakken over the course of time.

Noel Parks
Okay, great. And I'm just wondering, is there an acreage number that you're disclosing for what you're acquiring? And I just wonder how active they had been in sort of, you know, rationalizing their portfolio, acreage trades and just, you know, attention to land and so forth.

Brian Cree
They had about--we're picking up about 5,500 net acres. They've been very active. They've done a lot of trades. They've continued to build on their assets, and we'll be working with their team to just continue that process.

Noel Parks
Okay, great. Thanks a lot.

Brian Cree
Thanks, Noel.

Operator
Thank you. We've reached the end of our question and answer session. I'd like to turn the floor back over for any further or closing comments.

Bob Gerrity
Again, thank you, everyone, for jumping on on such a short notice. Ben will be around for the next couple of days to answer anybody's question. And again, we're very thankful to Lucero for a terrific transaction. So, thanks, everybody.

Operator
Thank you. That does conclude today's teleconference and webcast. You may disconnect your line at this time, and have a wonderful day. We thank you for your participation today.

Disclaimers

No Offer or Solicitation

This transcript does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transaction between Vitesse and Lucero or otherwise, nor shall there be any offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful under the securities laws of any such jurisdiction.

Important Additional Information

In connection with the proposed transaction, Vitesse and Lucero intend to file materials with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. Vitesse intends to file a Proxy Statement with the SEC in connection with the solicitation of proxies to obtain Vitesse stockholder approval for the issuance of stock in the proposed transaction, and Lucero intends to file an information circular and proxy statement (the “Circular”) with the TSX Venture Exchange (“TSXV”) and on SEDAR+ in connection with the solicitation of proxies to obtain Lucero shareholder approval of the proposed transaction. Vitesse intends to mail or otherwise provide a Proxy Statement to the stockholders of Vitesse. This transcript is not a substitute for the Proxy Statement, the Circular or for any other document that Vitesse or Lucero may file with the SEC or on SEDAR+ and/or send to Vitesse’s stockholders and/or Lucero’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VITESSE AND LUCERO ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT AND THE CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY VITESSE AND/OR LUCERO WITH THE SEC OR ON SEDAR+, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT

VITESSE, LUCERO, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Shareholders of Vitesse and Lucero will be able to obtain free copies of the Proxy Statement and the Circular, as each may be amended from time to time, and other relevant documents filed by Vitesse and/or Lucero with the SEC or on SEDAR+ when they become available through the website maintained by the SEC at www.sec.gov or on SEDAR+ at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Vitesse will be available free of charge from Vitesse’s website at ir.vitesse-vts.com or by contacting Vitesse’s Investor Relations Department at (720) 532-8232. Copies of documents filed on SEDAR+ by Lucero will be available free of charge from Lucero’s website at www.lucerocorp.com/investors/ or by contacting Lucero’s Investor Relations Department at (877) 573-0181.

Participants in the Solicitation

Vitesse and its directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Vitesse’s stockholders in connection with the proposed transaction. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Vitesse in connection with the proposed transaction, will be set forth in the Proxy Statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Vitesse and its directors and executive officers and their ownership of Vitesse common stock in the Proxy Statement for Vitesse’s 2024 Annual Meeting, filed with the SEC on March 20, 2024, and additional information about the ownership of Vitesse common stock by Vitesse directors and executive officers is included in their Forms 3, 4 and 5 filed with the SEC.

Forward-Looking Statements

Certain statements in this transcript are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements concerning the proposed transaction, including any statements regarding the expected timetable for completing the transaction, the anticipated increase to Vitesse’s dividend following the closing of the transaction, the composition of the board of directors of Vitesse following the closing, the results, effects, benefits and synergies of the transaction, future opportunities for Vitesse, future financial performance and condition, guidance and any other statements regarding Vitesse’s or Lucero’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecast,” “predict,” “outlook,” “target,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “likely” “plan,” “positioned,” “strategy,” and similar words and expressions.

Forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that stockholders of Vitesse may not approve the issuance of new shares of Vitesse common stock in the transaction or that shareholders of Lucero may not approve the transaction; the risk that a condition to closing of the transaction may not be satisfied; that either party may terminate the arrangement agreement or that the closing of the transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships of Vitesse or Lucero, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Vitesse and Lucero; the effects of the transaction, including Vitesse’s future financial condition, results of operations, strategy and plans; the ability of Vitesse to realize anticipated synergies in the timeframe expected or at all; changes in capital markets; regulatory approval of the transaction; the effects of commodity prices, including any resulting impact on Vitesse’s ability to sustain its anticipated dividend following the closing of the transaction; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the transaction.

Additional factors that could cause actual results to differ materially from those anticipated can be found in Vitesse's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available from Vitesse's website at ir.vitesse-vts.com, and in other documents Vitesse files with the SEC; and in Lucero's annual information form for the year ended December 31, 2023, which is on file with TSXV and on SEDAR+ and available from Lucero’s website at www.lucerocorp.com/investors/, and in other documents Lucero files with TSXV or on SEDAR+.

All forward-looking statements speak only as of the date they are made and are based on information and assumptions believed to be valid at that time. Neither Vitesse nor Lucero assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.